AMENDMENT TO FUND OF FUNDS INVESTMENT AGREEMENT
This Amendment of the Fund of Funds Investment Agreement (the “Amendment”), dated as of July 7, 2026, is made by and among EA Series Trust (formerly, Alpha Architect ETF Trust), on behalf of their series listed on Schedule A, severally and not jointly (each, the “Acquiring Fund”), and SPDR Series Trust, SPDR Index Shares Funds and SSGA Active Trust (each, a “Trust”), each on behalf of their series listed on Schedule B, severally and not jointly (each, the “Acquired Fund” and together with the Acquiring Funds, the “Funds”).

WHEREAS, each of EA Series Trust (formerly, Alpha Architect ETF Trust), SPDR Series Trust, SPDR Index Shares Funds and SSGA Active Trust (the “Parties”) are parties to the Fund of Funds Investment Agreement (the “Agreement”) dated January 19, 2022; and

WHEREAS, the Parties desire to amend Schedule A of the Agreement to remove Merlyn.AI SectorSurfer Momentum ETF, Merlyn.AI Bull-Rider Bear-Fighter ETF, Merlyn.AI Tactical Growth and Income ETF, Merlyn.AI Best-of-Breed Core Momentum ETF and to add Gadsden Dynamic Multi-Asset ETF (GDMA) as an Acquiring Fund pursuant to Section 5(d) of the Agreement;

WHEREAS, the Parties desire to amend the Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and mutual considerations contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.Schedule A to the Agreement is hereby replaced in its entirety with the Schedule A attached hereto.

Notwithstanding anything to the contrary in the Agreement, until August 28, 2026, any Acquiring Fund that was not listed on the Schedule A in effect immediately prior to this Amendment No. 1 is prohibited from making an initial acquisition of shares of any Acquired Fund in excess of the Section 12(d)(1)(A)(i) limits of the 1940 Act.

2.Schedule B to the Agreement is hereby replaced in its entirety with the Schedule B attached hereto.

3.All terms used and not otherwise defined herein shall have the same meaning ascribed to them in the Agreement between the parties hereto.

All other terms, conditions, provisions, and sections of the Agreement shall remain in full force and effect.

4.This Amendment may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

Agreed and acknowledged:

SPDR SERIES TRUST
SPDR INDEX SHARES FUNDS
SSGA ACTIVE TRUST
(each on behalf of its series listed on Schedule B, severally and not jointly)
By: /s/Ann M. Carpenter
Name: Ann M. Carpenter
Title: President

[Remainder of page intentionally left blank; Acquiring Fund signature page follows]

EA Series Trust
(on behalf of the series listed on Schedule A)

By: /s/ Michael D. Barolsky
Name: Michael D. Barolsky
Title: Vice President & Secretary

SCHEDULE A
List of Acquiring Fund(s) to Which the Agreement Applies

Acquiring Funds

Gadsden Dynamic Multi-Asset ETF (GDMA) (added on 7/7/26)